Exhibit 99.1

Vishay Declares Spin-Off Dividend of VPG Shares

Record and Distribution Dates and Final Distribution Ratio Announced

MALVERN, PA – June 16, 2010 – Vishay Intertechnology, Inc. (“Vishay”) (NYSE: VSH) announced today the timing and details regarding the spin-off of Vishay Precision Group, Inc. (“VPG”) from Vishay.

The Vishay board of directors has declared a pro rata dividend of the outstanding shares of VPG capital stock owned by Vishay that will result in the complete separation of the two companies. The targeted distribution date will be July 6, 2010, subject to the satisfaction of all conditions to the spin-off, including declaration of effectiveness of VPG’s registration statement filed with the Securities and Exchange Commission relating to the spin-off. If the conditions are not satisfied in time for a July 6, 2010 distribution, the distribution date will be scheduled to occur on or before August 24, 2010, and would be expected to be August 2, 2010. On the distribution date, Vishay common stockholders of record as of 5:00 p.m. on June 25, 2010, the record date for the distribution, will receive 1 share of VPG common stock for every 14 shares of Vishay common stock they hold, and Vishay Class B common stockholders of record as of 5:00 p.m. on June 25, 2010 will receive 1 share of VPG Class B common stock for every 14 shares of Vishay Class B common stock they hold.

Fractional shares of VPG common stock and VPG Class B common stock will not be distributed to Vishay stockholders. Instead, the fractional shares of VPG common stock will be aggregated and sold in the open market, with the net proceeds distributed pro rata in the form of cash payments to Vishay stockholders who would otherwise be entitled to receive a fractional share of VPG common stock. Holders of Vishay Class B common stock will be compensated by VPG for fractional shares of VPG Class B common stock they were entitled to receive based upon the same price used to cash out the fractional shares of VPG common stock.

No action or payment is required by Vishay stockholders to receive the shares of VPG common stock and VPG Class B common stock. Stockholders who hold Vishay common stock or Vishay Class B common stock on the record date will receive a book-entry account statement reflecting their ownership of VPG common stock or VPG Class B common stock, or their brokerage account will be credited with the appropriate VPG shares. An Information Statement containing details regarding the distribution of the VPG common stock and VPG Class B common stock and VPG’s business and management following the spin-off will be mailed to VPG stockholders prior to the distribution date.

The spin-off has been structured to qualify as a tax-free dividend to Vishay stockholders for U.S. federal income tax purposes, and, based on customary representations made by VPG, a private letter ruling confirming that result has been received from the Internal Revenue Service. Cash received in lieu of fractional shares, however, will be taxable. Vishay stockholders are urged to consult with their tax advisors with respect to the U.S. federal, state, local and foreign tax consequences of the Spin-off.

Shares of Vishay common stock will continue to trade “regular way” on the New York Stock Exchange (“NYSE”) under the symbol “VSH” through July 6, 2010 (or later distribution date) and thereafter. Any holders of shares of Vishay common stock who sell Vishay shares regular way on or before the distribution date will also be selling their right to receive shares of VPG common stock. Investors are encouraged to consult with their financial advisers regarding the specific implications of buying or selling Vishay common stock on or before the distribution date.

VPG common stock will begin trading on a “when-issued” basis on the NYSE under the symbol “VPG WI” (when-issued) beginning on June 23, 2010. On July 7, 2010 (or the next business day after any later distribution date), when-issued trading of VPG common stock will end and “regular-way” trading under the symbol “VPG” will begin. The CUSIP number for the VPG common stock will be 92835K 103 when regular-way trading begins.

The completion of the spin-off is subject to the satisfaction or waiver of a number of conditions. An Internal Revenue Service private letter ruling and NYSE listing approval for the VPG common stock have been received. Vishay and VPG expect all other conditions to the spin-off to be satisfied on or before the distribution date. If the conditions to the spin-off are not satisfied by August 24, 2010, the spin-off will not take place unless the board of directors takes further action to declare a new pro rata dividend of the outstanding shares of VPG capital stock owned by Vishay.

J.P. Morgan is acting as financial adviser to Vishay Intertechnology. Kramer Levin Naftalis & Frankel LLP is acting as legal counsel to Vishay. Pepper Hamilton LLP is also acting as special tax counsel with respect to the spin off.

About Vishay Precision Group

Vishay Precision Group is a leading designer, manufacturer and marketer of Foil Technology Products (strain gages, ultra-precision foil resistors, and current sensors) and Weighing Modules and Control Systems (transducers/load cells, instruments, weigh modules, and control systems) for a wide variety of applications.

About Vishay Intertechnology

Vishay Intertechnology, Inc., a Fortune 1,000 Company listed on the NYSE (VSH), is one of the world's largest manufacturers of discrete semiconductors (diodes, rectifiers, transistors, and optoelectronics and selected ICs) and passive electronic components (resistors, capacitors, inductors, sensors, and transducers). These components are used in virtually all types of electronic devices and equipment, in the industrial, computing, automotive, consumer, telecommunications, military, aerospace, and medical markets. Its product innovations, successful acquisition strategy, and ability to provide "one-stop shop" service have made Vishay a global industry leader. Vishay can be found on the Internet at http://www.vishay.com.

Certain statements contained in this release are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. They include statements regarding the anticipated timing of the spin-off transaction and the anticipated benefits and effects of the transaction for both Vishay Intertechnology and Vishay Precision Group. These statements are based on current expectations only and are subject to uncertainties and assumptions. In particular, Vishay Intertechnology could determine not to proceed with the spin-off, to change the timing of the spin-off or to alter the terms and conditions of the spin-off. Factors that could influence decisions regarding the spin-off and the anticipated benefits and effects of the spin-off include general business, economic and market conditions, circumstances affecting the businesses of Vishay Intertechnology or Vishay Precision Group discussed in the Annual Form 10-K Report of Vishay Intertechnology and in the Form 10 of Vishay Precision Group or changes in Vishay’s strategic plans and programs. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS:

Vishay Intertechnology, Inc.
Peter G. Henrici
Senior Vice President Corporate Communications
(610) 644-1300

Joele Frank, Wilkinson Brimmer Katcher
Matthew Sherman / Sharon Stern
(212) 355-4449